Exhibit 10.1

Execution Version

FIRST AMENDMENT TO AMENDED & RESTATED EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made as of March 30, 2016 (the “Amendment Date”), by Trinseo US Holding, Inc. (f.k.a. Bain Capital Everest US Holding, Inc.), a Delaware corporation (the “Company”), Bain Capital Everest Manager Holding SCA, an SCA organized under the laws of the Grand Duchy of Luxembourg  with registered office located at 4, rue Lou Hemmer, L-1748 Luxembourg-Findel and registered with the Luxembourg Register of Commerce and Companies under B 153.586 (“Parent”), and Christopher D. Pappas (“Executive”).

W I T N E S S E T H

WHEREAS, the Company, Parent and the Executive entered into that certain Amended & Restated Employment Agreement, dated as of April 11, 2013, with a retroactive effect to January 2, 2013 (the “Employment Agreement”) (capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Employment Agreement); and

WHEREAS, the parties hereto desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.              Section 2 of the Employment Agreement is hereby replaced with the following language:

“2.   EMPLOYMENT TERM.  The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, from the Amendment Date through December 31, 2018; provided that the parties may mutually agree to extend this Agreement by written agreement.  Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof.  The period of time between the Amendment Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.””

2.              Section 3 of the Employment Agreement is hereby replaced with the following language:

“3.   BASE SALARY.  The Company agrees to pay the Executive the following base salary: $1,150,000 for calendar year 2017, and $1,200,000 for calendar year 2018, in each case, effective January 1st of the respective calendar year and payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.”

3.              Section 5 of the Employment Agreement is hereby amended by adding the following language to the end thereof:

“The Company shall grant to the Executive incentive equity awards in calendar years 2017 and 2018 (the “Incentive Equity Awards”), with grant date fair values equal to the following: 470% of Base Salary for calendar year 2017 and 480% of Base Salary for calendar year 2018, in each case, in the same form and subject to the same vesting terms and conditions as incentive equity awards granted to similarly situated senior executives of the Company; provided that the definition of “Retirement” applicable to the outstanding Incentive Equity Awards shall be as stated in that certain letter from Stephen Zide to the Executive, dated as of March 3, 2016.”

4.              Section 26 is hereby added to the Employment Agreement as follows:

“26. POST-TERMINATION TAX ISSUES.  For a period of seven (7) years following termination of the Executive’s employment hereunder, the Company agrees to cooperate in good faith and use commercially reasonably efforts to comply with and respond to all reasonable requests from or inquiries by the Executive for assistance and information in connection with any matters or issues relating to preparation of the Executive’s tax filings and the Executive’s response to any tax audit or investigation.  Such cooperation and assistance shall include, without limitation, making the Company’s officers, directors, employees, legal counsel, accountants and other advisors and representatives, who are familiar with the compensation determinations made by the Company relating to the Executive’s compensation, reasonably available to the Executive and the Executive’s representatives, on reasonable notice during normal business hours (in a manner so as to not interfere with the normal business operations of the Company); provided, that the Company shall have no obligation to provide the Executive or his representatives with access to any books or records to the extent such books and records do not pertain to the preparation of the Executive’s tax filings and the Executive’s response to any tax audit or investigation and, to such extent, the Company and its representatives are entitled to withhold access to or redact any portion of such information.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Company or any of its affiliates shall be required to disclose any information to, or otherwise cooperate with, the Executive (i) if doing so would reasonably be expected to violate, or be inadvisable in light of, any order, contract, fiduciary duty, applicable law or exchange regulation to which the Company or such affiliate is a party or is subject, (ii) if doing so would reasonably be expected to result in the loss of the ability to successfully assert attorney-client and work product privileges against any party, (iii) if the Company or any of its Affiliates, on the one hand, and the Executive, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto or (iv) if the Company or such affiliate reasonably determines that such information should not be disclosed due to its competitively sensitive nature.  The Company may require the Executive and his representatives to enter into a confidentiality agreement or other similar agreements before providing any of the foregoing information or access.”

5.              Except as specifically set forth herein, the Employment Agreement and all of its terms and conditions remain in full force and effect, and the Employment Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Employment Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Employment Agreement as amended by this Amendment.

6.              This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterpart together shall constitute one and the same instrument.

7.              This Amendment, including the validity, interpretation, construction and performance of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in such State, without regard to such State’s conflicts of law principles.

8.              This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

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SIGNATURE PAGE TO FIRST AMENDMENT

TO AMENDED & RESTATED EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

TRINSEO US HOLDING, INC.

By:	/s/ Angel N. Chaclas
Name: Angelo N. Chaclas
Title: Senior Vice President, Chief Legal Officer and Corporate Secretary

BAIN CAPITAL EVEREST MANAGER HOLDING S.C.A.,
by Bain Capital Everest Manager, its general partner

By:	/s/ Aurelien Vasseur
Name: Aurelien Vasseur
Title: Permanent Representative

EXECUTIVE

By:	/s/ Christopher D. Pappas
Christopher D. Pappas